Exhibit 99.1

Release Date Contact	Immediate March 21, 2007 Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address Internet	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 www.hermanmiller.com

Herman Miller, Inc., Reports Continued
Double-Digit Sales and Order Growth

Webcast to be held Thursday, March 22, 2007, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the third quarter ended March 3, 2007. Sales for the quarter increased 14.3% and orders grew 15.2% from the year-ago period. Order backlog is at the highest third-quarter level in company history, a 23.4% improvement over the prior-year levels. Net earnings were $32.3 million, an increase of 44.2% over net earnings of $22.4 million for the same period in the prior year and earnings per share were $.50, a 51.5% increase over the third quarter in the prior year. Cash flow from operations was a robust $67.2 million for the quarter.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended

	3/03/07	3/04/06	Percent Change	3/03/07 (39 Weeks)	3/04/06 (40 Weeks)	Percent Change

Net Sales	$484.8	$424.0	14.3%	$1,433.6	$1,293.1	10.9%
Gross Margin %	33.0%	32.5%	16.0%	33.7%	32.8%	14.0%
Operating Expenses	110.9	101.1	9.7%	329.2	303.4	8.5%
Operating Earnings %	10.1%	8.7%	33.4%	10.7%	9.3%	27.8%
Net Earnings	32.3	22.4	44.2%	97.4	74.1	31.4%
Earnings per share - diluted	$0.50	$0.33	51.5%	$1.49	$1.07	39.3%
Orders	457.9	397.6	15.2%	1,490.2	1,324.0	12.6%
Backlog	297.1	240.7	23.4%

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The company posted its thirteenth quarter in a row of year-over-year growth in sales, an increase of 14.3% from the year-ago period. Sales for the quarter of $484.8 million reflect double-digit growth in both North American and non-North American markets. North American sales increased 12.0% and non-North American sales increased 20.1% over the same quarter of the prior year. On a sequential basis, sales for the quarter were down 2.9%, reflecting traditional seasonality.

“Even though our consolidated orders were up 15% for the quarter, weekly order rates showed volatility. Our domestic orders slowed during December, not surprising given our holiday shutdown. Orders strengthened in mid-January and February, partially due to the price increase we implemented. Overall we’re still experiencing strong consolidated year-over-year growth, although we are closely watching the North American macro economic environment,” said Beth Nickels, Chief Financial Officer. “On a fiscal year basis we continue to outperform the industry. We attribute much of our success to our strategic initiatives to grow the business through investments in new products and new markets.”

Gross margin as a percentage of sales improved to 33.0% compared to 32.5% in the prior-year same period. The increase was driven primarily by leverage of overhead gained from higher volume, combined with the benefits from the 2006 price increase. These gains were partially offset by the continued increases in raw material costs as well as inefficiencies related to the start-up of several of our new products. On a sequential basis, gross margins declined 1.1 percentage points from the second quarter, predominantly due to lower production levels and inefficiencies due to the one-week shutdown during the holidays.

Operating expenses for the quarter totaled $110.9 million or 22.9% of sales compared to $101.1 million or 23.8% of sales for the same period in fiscal 2006. The increased spending was driven primarily by additional costs associated with the development and launch of new products and new markets, higher variable-selling costs associated with the increased revenue, incremental employee compensation, and increased benefit costs.

“We did not realize the full operating leverage strived for this quarter,” stated Ms. Nickels. “The third quarter can be challenging due to the holidays and the uneven production schedules, and this year was even more difficult as we started production in China and worked through the manufacturing learning curve on several of the new products we launched this year. On a positive note, the commodity markets appear to have leveled off which should help us next quarter. In addition, our recently announced price increase will provide additional benefit as we move into next year.”

The effective tax rate was 30.3% for the quarter, as compared to 34.0% for the same period last year. This quarter’s lower rate reflects the R&D tax credit legislation that was signed into law early in the third quarter, as well as increases in benefits of the manufacturing incentive provided by the American Jobs Creation Act of 2004.

The company’s ending cash position was $103.5 million. Cash flow from operations for the quarter totaled $67.2 million compared to $37.3 million for the same period last year. Included in the prior year’s cash from operations was a voluntary contribution of $20.2 million to the company’s employee pension funds. Capital spending for the quarter was $9.7 million compared to $11.8 million for the same period last year. The company also repurchased approximately 0.4 million shares of its stock for $16.2 million, at an average price of $37.83 per share.

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The company expects sales for the fourth quarter of fiscal 2007 to be in a range of $485 million to $505 million. This represents a 9% to 14% increase over the prior year. Earnings per share are estimated at $0.47 to $0.51, an increase of 24% to 34% over the prior year. The earnings estimate reflects the company’s traditional increase in fourth quarter operating expense spending in support of new product development and the annual NeoCon trade show.

Brian Walker, Chief Executive Officer, stated: “A 14% increase in Sales, a 15% increase in Orders, a 23% increase in Backlog, and a 52% increase in Earnings Per Share is a great quarter. We still have hard work ahead of us, but we have never been more confident in our strategic direction and the people we have to implement it. The new products we’ve launched and those in development, combined with the new markets we are entering, have us on a path toward reaching our goal of $2.6 billion in revenue by 2010.”

The company has announced a live webcast to discuss the results of fiscal 2007 third quarter on Thursday, March 22, 2007, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.74 billion in revenue during fiscal 2006. Herman Miller is widely recognized both for its innovative products and business practices. Herman Miller is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2007, the company was once again cited by FORTUNE magazine as the “Most Admired” company in its industry and again included in CRO Business Ethics magazine’s “100 Best Corporate Citizens.” The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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Financial highlights for the quarter ended March 3, 2007 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	03/03/07%		03/04/06%

Net Sales	$484.8	100.0%	$424.0	100.0%

Cost of Goods Sold	324.8	67.0%	286.1	67.5%

Gross Margin	160.0	33.0%	137.9	32.5%

Operating Expenses	110.9	22.9%	101.1	23.8%

Operating Earnings	49.1	10.1%	36.8	8.7%

Other Expense, net	2.8	0.6%	2.8	0.7%

Earnings before Taxes	46.3	9.6%	34.0	8.0%

Income Taxes	14.0	2.9%	11.6	2.7%

Net Earnings	$32.3	6.7%	$22.4	5.3%

Earnings Per Share - Basic	$0.50		$0.33

Weighted Average Basic Common Shares	64,406,138		67,239,569

Earnings Per Share - Diluted	$0.50		$0.33

Weighted Average Diluted Common Shares	65,223,980		67,844,161

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Herman Miller Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended

	03/03/07 (39 weeks)%		03/04/06 (40 weeks)%

Net Sales	$1,433.6	100%	$1,293.1	100.0%

Cost of Goods Sold	950.8	66.3%	869.5	67.2%

Gross Margin	482.8	33.7%	423.6	32.8%

Operating Expenses	329.2	23.0%	303.4	23.4%

Operating Earnings	153.6	10.7%	120.2	9.3%

Other Expense, net	8.6	0.6%	7.4	0.6%

Earnings Before Taxes	145.0	10.1%	112.8	8.7%

Income Taxes	47.6	3.3%	38.0	2.9%

Earnings before Minority Interest	97.4	6.8%	74.8	5.8%

Minority Interest, net of Income Taxes	0.0	0.0%	0.7	0.1%

Net Earnings	$97.4	6.8%	$74.1	5.7%

Earnings Per Share - Basic	$1.51		$1.08

Weighted Average Basic Common Shares	64,693,620		68,443,124

Earnings Per Share - Diluted	$1.49		$1.07

Weighted Average Diluted Common Shares	65,467,930		69,085,805

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended

	03/03/07 (39 weeks)	03/04/06 (40 weeks)

Net Earnings	$97.4	$74.1

Cash Flows provided by Operating Activities	91.4	102.4

Cash Flows used for Investing Activities	(28.5)	(30.2)

Cash Flows used for Financing Activities	(65.8)	(119.6)

Effect of Exchange Rates	(0.4)	(0.1)

Net Decrease in Cash	(3.3)	(47.5)

Cash, Beginning of Year	106.8	154.4

Cash, End of Period	$103.5	$106.9

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	03/03/07	06/03/06

	(Unaudited)	(Audited)
Current Assets

Cash and equivalents	$103.5	$106.8

Short-term investments	15.1	15.2

Accounts receivable (net)	184.2	173.2

Inventories	59.2	47.1

Prepaid expenses and other	54.9	47.9

Totals	416.9	390.2

Net Property and Equipment	201.2	203.3

Other Assets	76.2	74.5

Total Assets	$694.3	$668.0

Liabilities and Shareholders' Equity

Current Liabilities

Unfunded checks	$6.1	$6.5

Current maturities of long-term debt	3.0	3.0

Accounts Payable	106.7	112.3

Accrued liabilities	171.0	177.6

Totals	286.8	299.4

Long-term Debt	176.9	175.8

Other Noncurrent Liabilities	55.9	54.2

Minority Interest	0.2	0.2

Shareholders' Equity	174.5	138.4

Total Liabilities and Shareholders' Equity	$694.3	$668.0

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